EXHIBIT 10.58
APPLIED MATERIALS, INC.
AMENDED AND RESTATED
EMPLOYEE FINANCIAL ASSISTANCE PLAN
(as of December 18, 2008)
          APPLIED MATERIALS, INC. (the “Company”) hereby amends and restates in its entirety the Applied Materials, Inc. Employee Financial Assistance Plan adopted on September 10, 1999 (the “Plan”) effective as of December 18, 2008 to read as follows:
SECTION 1 — BACKGROUND AND PURPOSES
          1.1 Background. The Plan permits the Company to provide officers and employees with certain kinds of financial assistance. The Plan was first adopted on March 5, 1981 and has been amended or amended and restated from time to time thereafter. The Board of Directors of the Company (the “Board”) has determined that the Plan may be reasonably expected to benefit the Company within the meaning of Section 3.12 of the Company’s Bylaws.
          1.2 Purpose of the Plan. The Plan is intended to benefit the Company by permitting it to assist present and future employees by providing funds or guarantees that will assist them in relocation, purchasing homes, exercising stock options and for other purposes which may be reasonably expected to benefit the Company within the meaning of Section 3.12 of the Company’s Bylaws.
          1.3 Definitions. For purposes of the Plan, the following definitions apply:
          1.3.1 “Committee” shall mean the Human Resources and Compensation Committee of the Board of Directors of the Company.
          1.3.2 “Equity Advance” shall mean an advance by an agent of the Company to a North American employee, with no obligation to repay, of sale proceeds not to exceed 90% of the net equity in the former residence of the employee, provided:
                    a. The funds are required and used by the employee to make a down payment on the purchase of a new residence;
                    b. The funds are required in advance of the closing of the sales transaction for the employee’s former residence; and
                    c. The net sales proceeds from the former residence are paid to the Company.
          1.3.3 “Guaranteed Offer” shall mean a Home Sale Assistance service pursuant to which an agent of the Company (pursuant to a relocation management services contract with the Company) agrees to purchase the residence of a North American employee if a suitable third party offer is not obtained.
          1.3.4 “Home Sale Assistance” shall mean the relocation services provided by the Company to a North American employee pursuant to the “North America Relocation Home Sale Assistance: Full Buyout Program” administered by the Company’s North America Relocation Department. For clarification purposes, the dollar limitations set forth for Home Sale Assistance in paragraphs 3.1, 3.2 and 3.3 below shall mean the maximum Equity Advance or Guaranteed Offer that may be funded by or on behalf of the Company.

          1.3.5 “Officers” shall mean, as to the Company, a corporate Vice President and above, and as to any of the Company’s subsidiaries, a Vice President and above.
          1.3.6 “Section 16 Officers” shall mean those individuals designated as such by the Board of Directors of the Company.
          1.3.7 “Special Purpose Loan” shall mean a loan for automobile assistance, housing assistance, exercising stock options or such other purpose as is reasonably expected to benefit the Company.
SECTION 2 — LOANS
          2.1 Special Purpose Loans to Non-Officers Employed Outside North America. The Regional Controller and the Human Resources Director, or their functional equivalent, for the Company or a subsidiary, acting jointly and in accordance with guidelines and limits approved in advance by the Vice President, Global Human Resources and the Treasurer of the Company, may authorize a Special Purpose Loan for automobile assistance, housing assistance, exercising stock options or for other purposes to any employee employed outside North America who is not an Officer of the Company, in an amount that, when aggregated with all other outstanding Special Purpose Loans to such person, does not exceed a total principal amount of $50,000 (as determined using the Company’s corporate accounting currency exchange rate at the time of issuance of the then-requested Special Purpose Loan).
          2.2 Loans Up to $100,000 to Non-Officers. Upon the written recommendation of the Company’s Vice President, Human Resources as to each loan, any of the Company’s Chief Executive Officer, President or Chief Financial Officer may authorize a Company loan to any employee of the Company or any of its subsidiaries who is not an Officer in an amount that, when aggregated with all other outstanding loans by the Company to such person, does not exceed $100,000.
          2.3 Loans Up to $200,000 to Non-Officers. Upon the written recommendation of the Company’s Vice President, Human Resources as to each loan, any two separate and individual of the Company’s Chief Executive Officer, President and Chief Financial Officer may authorize a Company loan to any employee of the Company or any of its subsidiaries who is not an Officer in an amount that, when aggregated with all other outstanding loans by the Company to such person, does not exceed $200,000.
          2.4 Loans to Officers other than Section 16 Officers. The Company’s Chief Executive Officer and President, acting jointly, may authorize a Company loan to any Officer of the Company or any of its subsidiaries, other than Section 16 Officers, in an amount that, when aggregated with all other loans to such Officer, does not exceed $200,000.
      “2.5 Term and Interest of Loans. The term for all loans made pursuant to the authority set forth in paragraphs 2.1, 2.2, 2.3 and 2.4 above shall not exceed five years and shall bear interest, if at all, at a rate to be determined by the authorizing officers. Notwithstanding the foregoing, subject to the approval set forth in paragraph 2.7.3 below, loans may be extended for a term not to exceed seven years from the original date of the loan.”
          2.6 Other Loans. Loans not specifically authorized under paragraphs 2.1, 2.2, 2.3 and 2.4 hereof may be authorized by the Committee upon a finding that any such loan may be reasonably expected to benefit the Company; provided, however, that no loans may be made to Section 16 Officers.

          “2.7 Loan Amendments, Modifications and Extensions.
               2.7.1 The Vice President, Global Human Resources and the Treasurer of the Company, acting jointly, may authorize amendments, modifications and extensions to any loans made by the Company pursuant to paragraphs 2.1, 2.2, 2.3, 2.4 and 2.6.
               2.7.2 In the event that the Vice President, Global Human Resources or the Treasurer of the Company is a recipient of a loan from the Company for which an amendment, modification or extension is sought, then, notwithstanding the authority set forth in paragraph 2.7.1 above, authority shall vest in the Chief Financial Officer and either the Vice President, Global Human Resources or the Treasurer of the Company, as appropriate, whose loan is not subject to the proposed amendment, modification or extension.
               2.7.3 Notwithstanding the authority set forth in paragraph 2.7.1 above, the Chief Financial Officer and the Vice President, Global Human Resources of the Company, acting jointly, may authorize: (i) the extension of the loan for a term not to exceed seven years from the original date of the loan, subject to the limitation set forth in paragraph 2.5 above; and (ii) the forgiveness of all or a portion of a loan, provided the loan had not been made to either of the aforementioned officers.
               2.7.4 On a loan-by-loan basis and subject to certain parameters approved in advance by the Vice President, Global Human Resources and Treasurer, the Vice President, Global Human Resources and the Treasurer of the Company, acting jointly, may delegate their joint authority hereunder to any Assistant Treasurer of the Company.
               2.7.5 In the event a loan, including a Special Purpose Loan, or Equity Advance has been made to an employee who later becomes a Section 16 Officer, such loan or Equity Advance shall become due and payable immediately upon the appointment of such employee as a Section 16 Officer.
SECTION 3 — HOME SALE ASSISTANCE
          3.1 Home Sale Assistance Up to $500,000 to North American Non-Officers. The Company’s Vice President, Human Resources, or his or her designee, may authorize Home Sale Assistance, including Guaranteed Offers and Equity Advances, to any North American employee of the Company who is not an Officer in an amount that does not exceed $500,000.
          3.2 Home Sale Assistance Up to $1,000,000 to North American Non-Officers. The Company’s Vice President, Human Resources, and Treasurer, or his or her designee, acting jointly, may authorize Home Sale Assistance, including Guaranteed Offers and Equity Advances, to any North American employee of the Company who is not an Officer in an amount that exceeds $500,000 but does not exceed $1,000,000.
          3.3 Home Sale Assistance to North American Officers other than Section 16 Officers. Upon the written recommendation by the Company’s Vice President, Human Resources, the Company’s Chief Financial Officer and Treasurer, acting jointly, may authorize Home Sale Assistance, including Guaranteed Offers and Equity Advances, to any North American Officer of the Company other than Section 16 Officers in an amount that does not exceed $1,000,000.

          3.4 Home Sale Assistance to Section 16 Officers. The Committee may authorize Home Sale Assistance to any Section 16 Officer upon a finding that such Home Sale Assistance, including a Guaranteed Offer, may be reasonably expected to benefit the Company; provided, however, that Section 16 Officers may not receive Equity Advances.
          3.5 Other Home Sale Assistance. Home Sale Assistance which is not already authorized or expressly prohibited under paragraphs 3.1, 3.2, 3.3 and 3.4 hereof may be authorized by the Committee upon a finding that such Home Sale Assistance may be reasonably expected to benefit the Company.
          3.6 Limitations on Home Sale Assistance. All Home Sale Assistance under this Plan is subject to the maximum dollar amount of outstanding Home Sale Assistance, including Guaranteed Offers and Equity Advances, which shall be set from time to time by the Committee.
SECTION 4 — ADMINISTRATION AND ACCOUNTING
          4.1 Special Purpose Loans. The Regional Controller, or his or her functional equivalent, for the Company or a subsidiary shall administer all Special Purpose Loans made in his or her region or area of responsibility and quarterly shall report such loans to the Treasurer of the Company, including:
               a. the number and amounts of all Special Purpose Loans granted in the reporting quarter; and
               b. the balances for all outstanding Special Purpose Loans as of the end of the reporting quarter.
          4.2 Loans. The Treasurer of the Company shall administer all loans made pursuant to this Plan and semi-annually shall report such loans and Special Purpose Loans to the Committee, including:
               a. the outstanding balances of all loans, including Special Purpose Loans, made during the six months preceding the date of the report; and
               b. the balances of all previously made loans, including Special Purpose Loans, which remain outstanding as of the end of the six month reporting period.
          4.3 Home Sale Assistance.
               4.3.1 The Company’s Vice President, Human Resources, or his or her designee, shall administer all Home Sale Assistance made pursuant to the Plan.
               4.3.2 The Controller of the Company shall ensure that outstanding Home Sale Assistance, including all related Guaranteed Offers and Equity Advances, are properly reserved and accounted for on the books and records of the Company.
               4.3.3 The Treasurer of the Company shall semiannually report to the Committee:
                         a. all Home Sale Assistance, including all related Guaranteed Offers and Equity Advances, made during the six months preceding the date of the report;
                         b. all previously made Guaranteed Offers and Equity Advances that remain outstanding; and
                         c. the then-current fair market value of all acquired properties.

     4.4 Section 409A.
          Benefits under the Plan to employees who are U.S. taxpayers or whose compensation under the Plan is otherwise subject to Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (“Section 409A”) shall be made or provided in accordance with the requirements of Section 409A so as to be exempt from or comply with Section 409A, in order to avoid the imposition of additional taxation to the benefit recipient. For instance, taxable payments (including but not limited to advances, reimbursements and any forgiveness of loans) or benefits provided may be structured to comply with the “short-term deferral” exception of Section 409A by requiring continued employment with the Company or a subsidiary or affiliate of the Company on the date of payment or provision of any taxable payment or reimbursement made under this Plan. The preceding shall apply to any advances or lump sum payments under this Plan if no alternate exception or compliance method is specified.
          Taxable payments may also be structured to comply with the “short-term deferral” exception of Section 409A by requiring any taxable payment or benefit to be made or provided not later than the 15th day of the third month following the later of (i) the end of the calendar year or (ii) the end of Applied Materials’ fiscal year, in each case during which the relevant payment or benefit was authorized or earned, as applicable.
          As an alternative, which shall apply as a default to taxable reimbursement and in-kind benefits which are subject to Section 409A, which do not fall within another exception to Section 409A and for which no alternate exception or compliance method is specified:
                         a. The period of time to which the employee is eligible for the reimbursement or in-kind shall be as specified in the authorizing document and, if not so specified, shall be deemed to end with the employee’s termination of employment;
                         b. The amount of any such expense reimbursement or in-kind benefit provided during a calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits (if any) to be provided in any other calendar year;
                         c. Any such taxable reimbursement of the eligible expenses shall be made no later than the last day of the calendar year that immediately follows the calendar year in which the recipient incurred the expense (and may be required to be paid earlier, as set forth above); and
                         d. With respect to the taxable portion of any such benefit or reimbursement, such benefit or reimbursement shall not be subject to liquidation or exchange for another benefit or payment; and
                         e. If the benefit recipient’s taxable year is not a calendar year, all references to “calendar year” in this Section 4.4 will be deemed to mean the benefit recipient’s taxable year.